EXHIBIT 99.1

eLINEAR SOLUTIONS ANNOUNCES RECORD FISCAL 2004 REVENUE OF $24 MILLION, A 78% INCREASE OVER FISCAL 2003 REVENUES

HOUSTON, TEXAS--(BUSINESS WIRE)--March 21, 2005--eLinear, Inc. (AMEX: ELU) announced today its financial results for the fourth quarter and Fiscal Year Ended (åFYEæ) December 31, 2004. Revenue for the fourth quarter ended December 31, 2004 was $7.1 million, an increase of 137% compared to revenue of $3 million for the fourth quarter of 2003. Annual revenue for FYE December 31, 2004, exceeded revised estimates of $23.5 million and came in at $24 million, an increase of 78% compared to revenue of $13.5 million for FYE December 31, 2003.

Mike Lewis, President and CEO of eLinear, stated, "2004 will be looked at as a significant year in our short history. Noteworthy milestones included: $5 million in funding; new corporate headquarters; opening offices in Dallas and Ft. Worth; enhancing our business model and establishing our practice manager structure, featuring strategic new offerings in IP telephony, security solutions, core IT and physical infrastructure; the acquisition of Tanseco Systems from RadioShack; great revenue and customer growth; and solidifying our management team and other top grade talent acquisitions. In 2004, we assembled the key components necessary to deliver superior shareholder value and unparalleled service to our customers. Management remains confident and excited about our forecasted goal of reaching operating profitability during the fourth quarter of 2005 and growing fiscal 2005 revenues to the $32-36 million range. We appreciate that our investor community has affirmed their confidence in our business plan with our latest round of $12mm in funding, completed within the last several weeks."

Ramzi Nassar, Chief Strategy Officer of eLinear, stated, "Although revenue during the first quarter are normally lower relative to other quarters due to seasonality, we are seeing good growth relative to the first quarter of last year. For the first quarter of 2005, we expect additional loss mainly due to approximately $1.5 million of one-time and non-cash charges associated with our recent $12 million financing, associated warrants and marketing efforts. Looking forward, we anticipate accelerating growth throughout 2005 as we execute on our business plan and as we realize the benefits of the operating leverage we built into our model in 2004. æ

Results of Operations for Fiscal Years Ended December 31, 2004 and 2003

	2004	2003
Revenue	$24,065,753	$13,501,140
Cost of revenue	20,476,838	11,367,405
Gross profit	3,588,915	2,133,735
Selling, general and administrative expenses	10,631,037	3,151,263
Depreciation and amortization	151,630	20,290
Loss from operations	(7,193,752)	(1,037,818)
Other income (expense)	(1,238,960)	15,657
Net loss	$(8,432,712)	$(1,022,161)

Net loss per share - basic and diluted	$(0.42)	$(0.07

About eLinear, Inc.

eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2004, which was filed with the SEC on March 18,2005. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information contact:

Brian Stanton

Phone: (713) 896-0500

e-mail: investorrelations@elinear.com